SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL AGGRESSIVE GROWTH FUND, INC.
                             HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                6,772,393            152,665
    Ehrle                6,761,712            163,347
    Ferguson             6,774,012            151,046
    Gilbert              6,773,378            151,680
    Griswell             6,771,258            153,801
    Jones                6,777,464            147,594
    Keller               6,769,398            155,660
    Lukavsky             6,765,761            159,297
    Peebler              6,772,299            152,760

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          6,647,271           27,026                250,761

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Aggressive Growth Account effective 1/1/98.

          In Favor            Opposed               Abstain

          6,449,578           103,126               322,355